SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) December 18, 2007
____________________________________________________

(Exact name of registrant as specified in its charter)

Nevada	75-2263732
(formerly Delaware)	(IRS Employer Identification Number)
(State or other jurisdiction of incorporation or organization)

15473 East Freeway
Channelview, Texas 77530
(Address of principal executive offices)

Ronald E. Smith, President
Deep Down, Inc.
15473 East Freeway
Channelview, Texas 77530
(Name and address of agent for service)

(281) 862-2201
(Telephone number, including area code of agent for service)

ITEM 2.01 – Completion of Acquisition or Disposition of Assets

On December 18, 2007, Deep Down announced that it had signed a definitive purchase agreement to purchase Mako Technologies, Inc. (“Mako”).  Headquartered in Morgan City, Louisiana, Mako serves the growing offshore petroleum and marine industries with technical support services, and products vital to offshore petroleum production, through rentals of its remotely operated vehicles (ROV), topside and subsea equipment, and diving support systems used in diving operations, maintenance and repair operations, offshore construction, and environmental/marine surveys.

The total cost of acquiring Mako is a maximum of $5.0 million in cash and 11,269,841 shares of common stock of Deep Down based on Mako management’s expectation of $2,400,000 in earnings before depreciation, interest, amortization, taxes and other non-cash charges (“EBITDA”), after also adjusting for certain non-recurring expenses, for the fiscal year ending December 31, 2007.  As part of this acquisition, Deep Down paid off $917,676 in Mako bank debt.  The first installment of $2,916,667 in cash and 6,574,074 restricted shares of common stock of Deep Down has been paid.  Up to $2,083,333 in cash and 4,695,767 restricted shares of common stock of Deep Down will be paid upon completion of an audit to verify adjusted EBITDA expectations for the fiscal year ending December 31, 2007.  Prospect Capital Corporation is providing $6,000,000 in debt to fund the cash requirements and expenses associated with this transaction. Terms are substantially the same as those in the initial borrowing that was concluded in August 2007.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 9, 2008 Deep Down, Inc. announced that it has closed on its anticipated additional $6,000,000 in debt financing with Prospect Capital Corporation to fund its acquisition of Mako Technologies, Inc. (“Mako”).  Headquartered in Morgan City, Louisiana, Mako serves the growing offshore petroleum and marine industries with technical support services, and products vital to offshore petroleum production, through rentals of its remotely operated vehicles (ROV), topside and subsea equipment, and diving support systems used in diving operations, maintenance and repair operations, offshore construction, and environmental/marine surveys.

As part of this funding, Deep Down paid $2,916,667 in cash, issued 6,574,074 restricted shares of common stock of Deep Down and paid off an aggregate of $917,676 in Mako bank debt.  Up to $2,083,333 in cash and 4,695,767 restricted shares of common stock of Deep Down will be paid upon completion of an audit to verify adjusted EBITDA expectations for the fiscal year ending December 31, 2007.

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1	Press Release dated December 18, 2007
Exhibit 99.2	Press Release dated January 8, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEEP DOWN, INC.

	By:	/s/ Ronald E. Smith
Ronald E. Smith, President

Date: January 9, 2008